PROSPECTUS SUPPLEMENT NO. 5

   Filed Pursuant to Rule 424(b)(3)

(To Prospectus Dated May 15, 2007)

         Registration No. 333-125710

_____________________________________

BROADCAST INTERNATIONAL, INC.

2,386,666 Shares of Common Stock

_____________________________________

This prospectus supplement amends and supplements our prospectus dated May 15, 2007 and any prior prospectus supplement(s) relating to 2,386,666 shares of our common stock that may be offered and sold from time to time for the account of the selling shareholders identified in the prospectus.  You should read this prospectus supplement in conjunction with the prospectus and any prior prospectus supplement(s).

This prospectus supplement is qualified in its entirety by reference to the prospectus and any prior prospectus supplement(s), except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any prior prospectus supplement(s).  The prospectus and any prior prospectus supplement(s) are to be delivered by the selling shareholders to prospective purchasers along with this prospectus supplement.

This prospectus supplement includes our attached Current Report on Form 8-K dated November 6, 2007, as filed with the Securities and Exchange Commission on November 6, 2007; our attached Quarterly Report on Form 10-Q for the period ended September 30, 2007, as filed with the Securities and Exchange Commission on November 13, 2007; our attached Current Report on Form 8-K dated November 9, 2007, as filed with the Securities and Exchange Commission on November 15, 2007; and our attached Current Report on Form 8-K dated November 15, 2007, as filed with the Securities and Exchange Commission on November 16, 2007.

THIS INVESTMENT INVOLVES SIGNIFICANT RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

You should rely only on the information contained in this prospectus supplement and the prospectus, including any prior prospectus supplement(s).  We have not authorized anyone to provide you with information different from that contained or referred to in this prospectus supplement or the prospectus, including any prior prospectus supplement(s).  This prospectus supplement and the prospectus, including any prior prospectus supplement(s), do not constitute an offer of these securities in any jurisdiction where an offer and sale is not permitted.  The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, INCLUDING ANY PRIOR PROSPECTUS SUPPLEMENT(S).  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_____________________________________

The date of this prospectus supplement is November 16, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  November 6, 2007

BROADCAST INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Utah

0-13316

87-0395567

(State or other jurisdiction of

(Commission

(IRS Employer

incorporation or organization)

File No.)

Identification No.)

7050 Union Park Avenue, Suite 600, Salt Lake City, UT 84047

(Address of principal executive offices, including zip code)

(801) 562-2252

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BROADCAST INTERNATIONAL, INC.

FORM 8-K

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking.  These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "management believes," "we believe," "we intend" and similar words or phrases.  Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them.  Any forward-looking statements are qualified in their entirety by reference to the risk factors contained in our annual and quarterly reports filed with the Securities and Exchange Commission.

Item 1.01.  Entry into a Material Definitive Agreement.

On October 31, 2007, we entered into an Exchange Agreement with one of our warrant holders, which became effective November 5, 2007 when all conditions to the Exchange Agreement were satisfied. The Exchange Agreement provides among other things that the holder of warrants to acquire up to 2,000,000 shares of our common stock at $2.10 per share and warrants to acquire up to 2,000,000 shares of our common stock at $3.00 per share (collectively the “Warrants”)agrees to allow us to cancel the Warrants in exchange for the issuance of 650,000 shares of our common stock.

The following summarizes the principal terms of the Exchange Agreement:

Pursuant to the Exchange Agreement, we will cancel warrants which grant the holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $2.10 per share, and warrants, which grant the holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $3.00 per share.

We will issue to the holder 650,000 shares of common stock. The shares issued shall be subject to piggy back registration rights.

In addition, in September 2006, we entered into a Technology License Agreement with a licensor of certain e-publishing software and issued shares of our common stock in exchange for the right to use the e-publishing software.  The shares of common stock that were issued were subject to a contractual restriction that allowed only five per cent of our average daily trading volume to be sold each month.  Currently there are 1,500,000 of our common stock subject to the trading restriction.  We agreed as additional consideration for the cancellation of the Warrants to remove the contractual trading restrictions described herein.

Finally, as a condition to the Exchange Agreement, the holder of the Warrants was required to secure a settlement and release agreement between us and a third party who had claimed that we owed the third party additional consideration pursuant to a consulting agreement.  The claim was disputed by us, but securing this settlement settled the dispute.

Item 3.02.  Sales of Unregistered Securities.

Pursuant to the above-described transaction, we issued to the warrant holder 650,000 shares of our common stock.  The warrant holder is an accredited investor and was fully informed regarding his investment.  In the transaction, we relied on the exemption from registration under Section 4(2) and Section 4(6) of the Securities Act.

We issued since the last report on Form 8-K, 780,632 shares of our common stock and accompanying warrants to purchase 780,632 shares of our common stock to twenty individuals and entities in consideration of a total of $1,170,977 in cash received by the Company. The warrants are exercisable at $2.00 per share for a period of three years from the date of issuance.  The sales were made by licensed securities salesmen or officers of the Company and commissions of approximately $85,000 were paid to licensed securities salesmen.  We will use the proceeds from the sale of the securities for general working capital purposes.  All of the purchasers are accredited investors and we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof

On November 5, 2007, we received notification that one of our warrant holders was exercising his warrants to acquire 50,000 shares of our common stock and the shares of stock were issued.  The Company will receive $75,000 in cash from the exercise of the warrants and paid no commissions nor underwriting discounts on the exercise of the warrants.  We will use the proceeds from the exercise of the warrants for general working capital purposes.  The warrant holder is an accredited investor and we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof. We will use the proceeds from the exercise of the warrants for general working capital purposes.

On November 5, 2007, we issued a total of 461,296 shares of our common stock to three institutional funds, which hold our 6% senior secured convertible notes, in consideration of the fund converting to common stock an aggregate of $691,944 of the principal amount of the notes held by the funds at a conversion price of $1.50 per share. There were no underwriting discounts or commissions paid. The institutional funds, which converted a portion of their notes to common stock, are accredited investors and were fully informed regarding their investment.  In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

Item 9.01.  Financial Statements and Exhibits

(c)

Exhibits:

10.1-

Exchange Agreement dated October 31, 2007 between the Registrant and Leon Frenkel.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 6, 2007.

BROADCAST INTERNATIONAL, INC.

a Utah corporation

By:   /s/ Rodney M. Tiede

Name:

Rodney M. Tiede

Title:

President and Chief Executive Officer

4

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

[X] Quarterly Report Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934.

For the Quarterly Period ended September 30, 2007

or

[ ] Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

For the transition period from ________ to __________.

Commission File Number: 0-13316

BROADCAST INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Utah

      87-0395567

(State or other jurisdiction of

(IRS Employer Identification No.)

incorporation or organization)

7050 Union Park Ave. #600, Salt Lake City, Utah 84047

(Address of Principal Executive Offices) (Zip Code)

(801) 562-2252

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.   Yes (X) No (  )

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer” and “large accelerated filer” in Rule 12b-2 of the Exchange Act. (check one):   Large accelerated filer (  )   Accelerated filer (  )   Non-accelerated filer (X)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes (  ) No (X)

As of November 5, 2007, there were 34,921,801 shares of the registrant’s common stock, $0.05 par value, outstanding, which is the only class of common or voting stock the registrant has issued.

Broadcast International, Inc.

Form 10-Q

Table of Contents

Part I - Financial Information

Page

Item 1.   Financial Statements

3

Item 2.   Management’s Discussion and Analysis of Financial Condition and

16

              Results of Operations

Item 3.   Quantitative and Qualitative Disclosures about Market Risk

22

Item 4.   Controls and Procedures

 22

Part II - Other Information

Item 1.   Legal Proceedings

 23

Item 1A. Risk Factors

 23

Item 2.   Unregistered Sales of Equity Securities and Use of Proceeds

 23

Item 3.   Defaults Upon Senior Securities

23

Item 4.   Submission of Matters to a Vote of Security Holders

23

Item 5.   Other Information

23

Item 6.   Exhibits

23

Signatures

26

Item 1. Financial Information

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2006	September 30, 2007 (Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$807,741	$345,314
Trade accounts receivable, net	851,473	220,779
Inventory	46,341	78,747
Prepaid expenses	1,400,361	1,827,158
Total current assets	3,105,916	2,471,998
Property and equipment, net	387,058	282,674
Other assets
Technology licenses, net	1,142,400	--
Patents, net	200,306	198,222
Debt offering costs	346,269	89,715
Deposits and other assets	8,795	33,795
Total other assets	1,697,770	321,732

Total assets	$5,190,744	$3,076,404

See accompanying notes to consolidated financial statements.

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS (Continued)

	December 31, 2006	September 30, 2007 (Unaudited)
LIABILITIES:

Current liabilities
Accounts payable	$705,099	$527,821
Payroll and related expenses	202,335	278,541
Other accrued expenses	130,798	228,898
Unearned revenue	491,252	156,934
Current debt obligations	666,637	380,249
Convertible debt (net of $296,875 discount)	-	1,128,125
Derivative valuation	4,631,500	8,471,000

Total current liabilities	6,827,621	11,171,568

Long-term liabilities
Convertible debt (net of $2,086,692 and $697,858
discount, respectively)	1,413,308	309,142
Other long-term obligations	35,093	--
Deferred bonus payable	600,000	600,000

Total liabilities	8,876,022	12,080,710

Commitments and contingencies

STOCKHOLDERS’ DEFICIT:

Preferred stock, no par value, 20,000,000 shares
authorized; none issued	-	-
Common stock, $.05 par value, 180,000,000 shares
authorized; 29,953,260 and 31,031,945 shares
issued as of December 31, 2006 and September 30,
2007, respectively	1,347,663	1,551,597
Additional paid-in capital	35,715,634	41,025,108
Unexercised stock options and warrants	937,436	2,620,563
Accumulated deficit	(41,686,011)	(54,201,574)

Total stockholders’ deficit	(3,685,278)	(9,004,306)

Total liabilities and stockholders’ deficit	$5,190,744	$3,076,404

See accompanying notes to consolidated financial statements.

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2006	2007	2006	2007

Net sales	$3,914,108	$834,320	$10,977,621	$3,197,170
Cost of sales	3,781,591	819,821	10,518,948	3,215,431
Gross profit (loss)	132,517	14,499	458,673	(18,261)

Operating expenses:
Administrative and general	1,323,002	1,643,134	3,534,343	4,522,326
Selling and marketing	135,207	103,135	503,230	412,570
Research and development	218,543	200,140	2,123,742	1,726,629
Total operating expenses	1,676,752	1,946,409	6,161,315	6,661,525

Total operating loss	(1,544,235)	(1,931,910)	(5,702,642)	(6,679,786)

Other income (expense):
Interest income	8,512	3,303	19,906	15,881
Interest expense	(308,793)	(365,354)	(1,516,912)	(1,492,193)
Gain on forgiveness of debt	--	--	284,000	--
Derivative valuation loss	(277,300)	(4,679,000)	(34,800)	(4,350,910)
Other income (expense)	4,978	(8,205)	(3,502)	(8,555)

Total other income (expense)	(572,603)	(5,049,256)	(1,251,308)	(5,835,777)

Loss before income taxes	(2,116,838)	(6,981,166)	(6,953,950)	(12,515,563)

Provision for income taxes	--	--	--	--

Net loss	(2,116,838)	(6,981,166)	(6,953,950)	(12,515,563)

Other comprehensive income (loss):
Unrealized loss on available for
sale securities	(1,227,591)	--	(1,227,591)	--
Net comprehensive loss	$(3,344,429)	$(6,981,166)	$(8,181,541)	$(12,515,563)

Net loss per share – basic	$(0.07)	$(0.23)	$(0.27)	$(0.42)
Net loss per share – diluted	$(0.07)	$(0.23)	$(0.27)	$(0.42)

Weighted average shares – basic	29,752,500	30,584,600	25,724,300	29,531,300
Weighted average shares – diluted	29,752,500	30,584,600	25,724,300	29,531,300

See accompanying notes to consolidated financial statements.

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended
	September 30,
	2006	2007
Cash flows from operating activities:

Net loss	$(6,953,950)	$(12,515,563)

Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	199,638	163,560
Common stock issued for services	100,000	--
Accretion of convertible senior notes payable	1,020,835	483,333
Accretion of convertible Frankel note payable	--	250,002
Common stock issued for acquisition in excess
of asset valuation	1,363,126	--
Unexercised options and warrant expense	777,473	1,683,127
Gain on forgiveness of debt	(284,000)	--
Gain on sale of assets	--	(5,100)
Derivative liability valuation	34,800	4,350,910
Impairment of license rights	--	1,142,400
Extinguishment of debt	--	365,624
Allowance for doubtful accounts	25,225	29,128
Changes in assets and liabilities:
Accounts receivable	338,607	601,566
Inventories	140,137	(32,406)
Debt offering costs	308,494	256,554
Prepaid and other assets	879,318	1,672,203
Accounts payable and accrued expenses	241,843	6,075
Deferred revenues	(121,174)	(334,318)
Net cash used in operating activities	(1,929,628)	(1,882,905)

Cash flows from investing activities:

Purchase of equipment	(87,297)	(57,092)
Proceeds from sale of assets	--	5,100
Net cash used in investing activities	(87,297)	(51,992)

Cash flows from financing activities:

Principal payments on debt	(52,640)	(630,477)
Proceeds for the sale of stock	2,243,186	1,802,999
Loan proceeds	1,000,000	299,948
Cash provided in acquisition	500,000	--
Net cash provided by financing activities	3,690,546	1,472,470
Net increase (decrease) in cash and cash equivalents	1,673,621	(462,427)
Cash and cash equivalents, beginning of period	446,491	807,741
Cash and cash equivalents, end of period	$2,120,112	$345,314

See accompanying notes to consolidated financial statements.

BROADCAST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

September 30, 2007

NOTE 1 - BASIS OF PRESENTATION

In the opinion of management, the accompanying unaudited consolidated financial statements of Broadcast International, Inc. contain the adjustments, all of which are of a normal recurring nature, necessary to present fairly our financial position at September 30, 2007 and December 31, 2006 and the results of operations for the three and nine months ended September 30, 2007 and 2006, respectively, with the cash flows for each of the nine month periods ended September 30, 2007 and 2006, in conformity with U.S. generally accepted accounting principles.

These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2006.  Operating results for the nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

NOTE 2 - GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have incurred losses and have not demonstrated the ability to generate sufficient cash flows from operations to satisfy our liabilities and sustain operations. These factors raise substantial doubt about our ability to continue as a going concern.

Our continuation as a going concern is dependent on our ability to generate sufficient income and cash flow to meet our obligations on a timely basis and to obtain additional financing as may be required. We are actively seeking additional capital and financing. There is no assurance we will be successful in our future funding efforts. The accompanying statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

NOTE 3 - RECLASSIFICATIONS

Certain 2006 financial statement amounts have been reclassified to conform to 2007 presentations.

NOTE 4 - WEIGHTED AVERAGE SHARES

The computation of basic earnings (loss) per common share is based on the weighted average number of shares outstanding during each period.

The computation of diluted earnings per common share is based on the weighted average number of common shares outstanding during the period, plus the common stock equivalents that would arise from the exercise of stock options and warrants outstanding, using the treasury stock method and the average market price per share during the period.  Options and warrants to purchase 15,819,837 and 11,844,664 shares of common stock at prices ranging from $0.02 to $45.90 per share were outstanding at September 30, 2007 and 2006, respectively, but were excluded from the calculation of diluted earnings per share because the effect of stock options and warrants was anti-dilutive.

NOTE 5 - STOCK COMPENSATION

Beginning on January 1, 2006, we began accounting for stock-based compensation under the provisions of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (FAS 123R), which requires the recognition of the fair value of stock-based compensation. We have used the modified prospective application. Under the fair value recognition provisions for FAS 123R, stock-based compensation cost is estimated at the grant date based on the fair value of the awards expected to vest and recognized as expense ratably over the requisite service period of the award.  We have used the Black-Scholes valuation model to estimate fair value of our stock-based awards, which requires various judgmental assumptions including estimated stock price volatility, forfeiture rates, and expected life.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.

We calculated the fair market value of each option and warrant awarded on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used for the grants awarded for the three and nine months ended September 30, 2007.

Risk-free interest rate

 4.16%

 -  5.23%

Expected lives in years

 3.0

 - 10.0

Dividend yield

 0

Expected volatility

82.20%

 - 93.57%

Net loss for the nine months ended September 30, 2007 and 2006 includes $1,683,127 and $777,474, respectively, of non-cash stock-based compensation expense. Options issued to directors are immediately vested, all other options and warrants are subject to applicable vesting schedules. Expense is recognized proportionally as each grant vests.

Included in the $1,683,127 of non-cash stock based compensation expense for the nine months ended September 30, 2007 is (i) $959,000 resulting from 1,100,000 options granted to three directors, (ii) $349,805 resulting from the vesting of unexpired options and warrants issued prior to January 1, 2007, (iii) $293,550 resulting from 1,090,000 warrants issued to five consultants, of which, 500,000 warrants were issued to a current member of our board of directors, prior to him becoming a member of the board, (iv) 1,000,000 warrants were issued to an additional consultant, however, no services were rendered and the warrants were forfeited by the consultant, (v) $70,412 resulting from the issuance of 366,500 options issued to non-executive management employees, and (vi) $10,360 for repriced options previously granted to executive management. Warrants to acquire 1,202,003 shares of our common stock were also granted to certain equity investors. See note 8.

Included in the $777,474 of non-cash stock based compensation expense for the nine months ended September 30, 2006 is (i) $463,300 resulting from 250,000 options granted to three outside directors, (ii) $257,040 for the vesting of unexercised options issued prior to January 1, 2006, (iii) $31,086 (of a total of $51,808) for repriced options previously granted to executive management which is being recognized over the remaining vesting period, and (iv) $26,048 for repriced options previously granted to non-executive management employees. Warrants to acquire 828,790 and 5,500,000 shares of our common stock were also granted to certain equity investors and pursuant to our unsecured convertible note, respectively. See note 7.

The impact on our results of operations for recording stock-based compensation under FAS 123R for the three and nine months ended September 30, 2006 and 2007 are as follows:

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2006	2007	2006	2007
General and administrative	$ 158,554	$ 620,529	$ 620,883	$1,503,986
Research and development	47,208	63,168	156,590	179,141

Total	$ 205,762	$ 683,697	$ 777,473	$1,683,127

Due to unexercised options outstanding at September 30, 2007, we will recognize a total of $2,700,859 of compensation expense over the next four years for employees and consultants as a result of the adoption of FAS 123R based upon option and warrant award vesting parameters as shown below:

2007

$2,020,929

2008

     528,342

2009

     136,425

2010

       15,163

 --------------

Total

           $2,700,859

========

The following unaudited tables summarize option and warrant activity during the nine months ended September 30, 2007.

	Options	Options
	and Warrants	or Warrants
	Outstanding	Price Per Share

Outstanding at December 31, 2006	12,652,597	$0.02 –$45.90

Options granted	1.491,500	$0.95 – $1.49
Warrants issued	3,267,003	1.06 – 2.00
Expired	(400)	9.50
Forfeited	(1,590,863)	0.02 – 4.00
Exercised

Outstanding at September 30, 2007	15,819,837	$0.02 –$45.90

			Outstanding
			Weighted			Exercisable
			Average	Weighted		Weighted
	Range of		Remaining	Average		Average
	Exercise	Number	Contractual	Exercise	Number	Exercise
	Prices	Outstanding	Life (years)	Price	Exercisable	Price

	$0.02-0.04	1,264,495	2.57	$0.03	1,264,495	$0.03
	0.33-0.95	1,685,116	7.07	0.72	1,435,116	0.68
	1.06-6.25	12,866,626	1.43	2.12	12,487,959	2.12
	9.50-11.50	2,000	3.77	10.65	2,000	10.65
	36.25-45.90	1,600	2.92	41.08	1,600	41.08
.
	$.02 - 45.90	15,819,837	2.12	$1.81	15,191,170	$1.81

NOTE 6- SIGNIFICANT ACCOUNTING POLICIES

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all cash on hand and in banks, and highly liquid investments with maturities of three months or less, to be cash equivalents.  At September 30, 2007 and December 31, 2006, we had bank balances in excess of amounts insured by the Federal Deposit Insurance Corporation. We have not experienced any losses in such accounts, and believe we are not exposed to any significant credit risk on cash and cash equivalents.

Trade Account Receivables

Trade account receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. After the receivable becomes past due, it is on non-accrual status and accrual of interest is suspended.

Inventories

Inventories consisting of electrical and computer parts are stated at the lower of cost or market determined using the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the property, generally from three to five years.  Repairs and maintenance costs are expensed as incurred except when such repairs significantly add to the useful life or productive capacity of the asset, in which case the repairs are capitalized.

Patents

Patents represent initial legal costs incurred to apply for United States and international patents on the CodecSys technology, and are amortized on a straight-line basis over their useful life of approximately 20 years.  We have filed several patents in the United States and foreign countries. As of September 30, 2007, the United States and five foreign countries had approved patent rights. While we are unsure whether we can develop the technology in order to obtain the full benefits, the patents themselves hold value and could be sold to those with more resources to complete the development. On-going legal expenses incurred for patent follow-up have been expensed from July 2005 forward.

Amortization expense recognized on all patents totaled $673 and $2,084 for the three and nine months ended September 30, 2007, respectively. Amortization expense recognized on all patents totaled $393 and $778 for the three and nine months ended September 30, 2006, respectively.

Estimated amortization expense, if all patents were issued as of October 1, 2007, for each of the next five years is as follows:

Year ending December 31:
2007	$ 4,727
2008	10,570
2009	10,570
2010	10,570
2011	10,570

Marketable Securities-Available For Sale Securities.

We record available for sale securities at the time of acquisition at fair market value and classify them as current or noncurrent assets on our balance sheet based upon our intended holding period. At each reporting period, market value is compared to cost with the cumulative unrealized gain or loss presented as a separate item in our equity section and identified as accumulated other comprehensive gain or loss.

Long-Lived Assets

We review our long-lived assets, including patents, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future un-discounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, then the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.  Fair value is determined by using cash flow analyses and other market valuations.

Income Taxes

We account for income taxes in accordance with the asset and liability method of accounting for income taxes prescribed by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.  Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled.

Revenue Recognition

We recognize revenue when evidence exists that there is an arrangement between us and our customers, delivery of equipment sold or service has occurred, our selling price to our customers is fixed and determinable with required documentation, and collectibility is reasonably assured. We recognize as deferred revenue, payments made in advance by customers for services not yet provided.

When we enter into a multi-year contract with a customer to provide installation, network management, satellite transponder and help desk, or a combination of these services, we recognize this revenue as services are performed and as equipment is sold.  These agreements typically provide for additional fees, as needed, to be charged if on-site visits are required by the customer in order to ensure that each customer location is able to receive network communication. As these on-site visits are performed, the associated revenue and cost are recognized in the period the work is completed. If we install, for an additional fee, new or replacement equipment to an immaterial number of new customer locations, and the equipment immediately becomes the property of the customer, the associated revenue and cost are recorded in the period in which the work is completed.

Concentration of Credit Risk

Financial instruments, which potentially subject us to concentration of credit risk, consist primarily of trade accounts receivable. In the normal course of business, we provide credit terms to our customers. Accordingly, we perform ongoing credit evaluations of our customers and maintain allowances for possible losses which, when realized, have been within the range of management’s expectations.

Our three largest customers’ sales revenues accounted for approximately 60% and 86% of total revenues, with combined balances representing approximately 24% and 62% of our outstanding accounts receivable, for the three months ended September 30, 2007 and 2006, respectively. The three largest customers in 2007 are not the same as in 2006. Included in the numbers above is our single largest customer for 2006, which provided  $2,789,059 in revenue for the three months ended September 30, 2006 however, provided no revenue for the three months ended September 30, 2007. Any material reduction in revenues generated from any one of our largest customers could harm our results of operations, financial condition and liquidity.

Fair Value of Financial Instruments

Our financial instruments consist of cash, receivables, notes receivables, payables and notes payable.  The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items.  The aggregate carrying amount of the notes receivable and notes payable approximates fair value as the individual notes bear interest at market interest rates.

NOTE 7- LONG TERM OBLIGATIONS

Unsecured Convertible Note

Effective November 2, 2006, we entered into a Securities Purchase Agreement, which was dated October 28, 2006, with Mr. Leon Frenkel, including a 5% Convertible Note, a Registration Rights Agreement, and four classes of warrants to purchase our common stock.

Pursuant to the Securities Purchase Agreement, (i) we sold to Frenkel a three-year convertible note in the principal amount of $1,000,000 representing the funding received by us; (ii) the convertible note bears an annual interest rate of 5%, payable semi-annually in cash or shares of our common stock; (iii) the convertible note is convertible into shares of our common stock at a conversion price of $1.50 per share; and (iv) we issued to Frenkel four classes of warrants (A Warrants, B Warrants, C Warrants and D Warrants), which give Frenkel the right to purchase a total of 5,500,000 shares of our common stock as described below.  The A and B Warrants expire on January 11, 2008, one year after the effective date of a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), to register the subsequent sale of shares received from exercise of the A and B Warrants. The C Warrants and D Warrants expire at the earlier to occur of eighteen months and twenty-four months, respectively, after the effective date of a registration statement to be filed or five years from the date of issuance.  The A Warrants grant Frenkel the right to purchase up to 750,000 shares of common stock at an exercise price of $1.60 per share, the B Warrants grant Frenkel the right to purchase up to 750,000 shares of common stock at an exercise price of $1.75 per share, the C Warrants grant Frenkel the right to purchase up to 2,000,000 shares of common stock at an exercise price of $2.10 per share, and the D Warrants grant Frenkel the right to purchase up to 2,000,000 shares of common stock at an exercise price of $3.00 per share. The warrants and the embedded conversion feature and prepayment provision of the unsecured convertible note have been accounted for as derivatives pursuant to EITF 00-19 and SFAS No. 133.

The conversion feature and the prepayment provision of the note were accounted for as embedded derivatives and valued on the transaction date using a Black-Scholes pricing model.  The warrants were accounted for as derivatives and were valued on the transaction date using a Black-Scholes pricing model as well.  At the end of each quarterly reporting date, the values of the derivatives are evaluated and adjusted to current fair value.  The note conversion feature and the warrants may be exercised at any time and, therefore, have been reported as current liabilities.  For all periods since the issuance of the unsecured convertible note, the derivative value of the prepayment provision has been nominal and has not had any offsetting effect on the valuation of the conversion feature of the note.

As of September 30, 2007, we recorded an aggregate derivative liability of $6,310,000 and a derivative valuation loss of $3,039,200 to reflect the change in value of the aggregate derivate liability since December 31, 2006.  The aggregate derivative liability of $6,310,000 included $720,000 for the conversion feature and $5,590,000 for the warrants.  These values were calculated using the Black-Scholes pricing model with the following assumptions: (i) risk−free interest rate between 3.82% and 4.13%, (ii) expected life (in years) of 2.00 for the conversion feature and between 0.30 and 4.10 for the warrants; (iii) expected volatility of 86.87% for the conversion feature and between 88.66% and 95.89% for the warrants; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $1.95.

The principal value of $1,000,000 of the unsecured convertible note is being accreted over the term of the obligation, for which $83,334 and $250,002 was included as interest expense for the three and nine months ended September 30, 2007, respectively. The note bears a 5% annual interest rate payable semi annually, and for the three and six months ended September 30, 2007, $12,501 and $37,503, respectively, was included in interest expense.

Senior Secured Convertible Notes

On May 16, 2005, we consummated a private placement of $3,000,000 principal amount of 6% senior secured convertible notes and related securities, including common stock warrants and additional investment rights, to four institutional funds.  The senior secured convertible notes are due May 16, 2008 and were originally convertible into 1,200,000 shares of common stock at a conversion price of $2.50 per share.  On March 16, 2006, we entered into a Waiver and Amendment Agreement (discussed below), which adjusted the conversion rate to $1.50 per share. The warrants and the embedded conversion feature and prepayment provision of the senior secured convertible notes have been accounted for as derivatives pursuant to EITF 00-19 and SFAS No. 133. The penalty provision of the registration rights agreement related to the senior secured convertible notes has not been valued and treated as an embedded derivative because our obligation to keep the registration statement effective has expired.

We issued to the note holders a total of 600,000 A warrants and 600,000 B warrants to purchase common stock with an exercise price of $2.50 and $4.00, respectively.  The $2.50 conversion price of the senior secured convertible notes and the $2.50 and $4.00 exercise price of the A Warrants and the B Warrants, respectively, are subject to adjustment pursuant to standard anti-dilution rights. These rights include (i) equitable adjustments in the event we effect a stock split, dividend, combination, reclassification or similar transaction; (ii) “weighted average” price protection adjustments in the event we issue new shares of common stock or common stock equivalents in certain transactions at a price less than the then current market price of the common stock; and (iii) “full ratchet” price protection adjustments in the event we issue new shares of common stock or common stock equivalents in certain transactions at a price less than $1.50 per share.

The conversion feature and the prepayment provision of the notes were accounted for as embedded derivatives and valued on the transaction date using a Black-Scholes pricing model.  The warrants were accounted for as derivatives and were valued on the transaction date using a Black-Scholes pricing model as well.  At the end of each quarterly reporting date, the values of the derivatives are evaluated and adjusted to current fair value.  The note conversion feature and the warrants may be exercised at any time and, therefore, have been reported as current liabilities.  The prepayment provision may not be exercised by us until May 16, 2007, and then only in certain limited circumstances.  For all periods since the issuance of the senior secured convertible notes, the derivative value of the prepayment provision has been nominal and has not had any offsetting effect on the valuation of the conversion feature of the notes.

On March 16, 2006, we entered into a Waiver and Amendment Agreement with the four institutional funds regarding our default under a forbearance agreement.  Under the terms of the waiver, the institutional funds terminated the forbearance agreement and waived any and all defaults under the senior secured convertible notes and related transaction agreements.  In consideration of the waiver, we and the funds agreed to amend the transaction agreements as follows: (i) Section 3.12 of the securities purchase agreement was deleted, which provision gave the funds a preemptive right to acquire any new securities issued by us; (ii) Section 3.15(c) of the securities purchase agreement was deleted, which provision prohibited us from completing a private equity or equity-linked financing; (iii) the conversion price, at which the notes are convertible into shares of our common stock, was amended to be $1.50 instead of $2.50; (iv) the exercise price, at which all warrants (A warrants and B warrants) held by the funds are exercisable, was changed to $2.00 (which exercise price was subsequently reduced to $1.50 due to applicable price protection provisions); and (v) the notes were amended by adding a new event of default, which is that if we had failed to raise and receive at least $3,000,000 in cash net proceeds through one or more private or public placements of our securities by September 30, 2006, we would have been in default under the notes

On April 21, 2006, two of the institutional funds converted an aggregate of $500,000 of their convertible notes into 333,334 shares of our common stock. Upon completion of this conversion, the principal amount of the senior secured convertible notes was reduced from $3,000,000 to $2,500,000.

On March 18, 2007, two of the institutional funds converted an aggregate of $750,000 of their convertible notes into 500,000 shares of our common stock. Upon completion of this conversion, the principal amount of the senior secured convertible notes was reduced from $2,500,000 to $1,750,000.

On April 4, 2007, one of the institutional funds converted an aggregate of $100,000 of their convertible notes into 66,667 shares of our common stock. Upon completion of this conversion, the principal amount of the senior secured convertible notes was reduced from $1,750,000 to $1,650,000.

On September 13, 2007 one of the institutional funds assigned $54,505 of their convertible note and certain associated warrants to a third party.

On September 25, 2007, two of the institutional funds converted an aggregate of $225,000 of their convertible notes into 150,000 shares of our common stock. Upon completion of this conversion, the principal amount of the senior secured convertible notes was reduced from $1,650,000 to $1,425,000.

As of September 30, 2007 we recorded an aggregate derivative liability of $2,161,000 and a derivative valuation   loss of $1,639,800 to reflect the change in value of the aggregate derivate liability since December 31, 2006. The aggregate derivative liability of $2,161,000 included $817,000 for the conversion feature and $1,344,000 for the warrants.  These values were calculated using the Black-Scholes pricing model with the following assumptions: (i) risk-free interest rate of 4.09% for conversion feature and 4.06% for warrants; (ii) expected life (in years) of 0.60 for the conversion feature and 2.60 for the warrants; (iii) expected volatility of 114.56% for the conversion feature and 78.81% for the warrants; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $1.95.

The principal value of $1,425,000 of the senior secured convertible notes is being accreted over the term of the obligations, for which (i) $137,499 and $483,333 and is included in interest expense for the three and nine months ended September 30, 2007, respectively, and (ii) $208,335 and $680,557 is included in interest expense for the three and nine months ended September 30, 2006, respectively.  The notes bear a 6% annual interest rate payable semi annually for which (i) $24,525 and $85,467 for the three and nine months ended September 30, 2007, respectively, and (ii) $37,500 and $121,583 for the three and nine months ended September 30, 2006, respectively, were included in interest expense.

IDI Bankruptcy Settlement

On May 18, 2004, the Debtor-in-Possession’s Plan of Reorganization for Interact Devices Inc., or IDI, was confirmed by the United States Bankruptcy Court. As a part of this confirmation, we assumed liabilities to be paid in cash of approximately $312,768. For each of the three and nine months ended September 30, 2007 and 2006, we paid approximately $17,547 and $52,640, respectively, of the $312,768 original obligation. The balance remaining as of September 30, 2007 and 2006 was approximately $52,640 and $122,827, respectively, of which

$52,640 and $70,187, respectively, has been recorded as the current portion with $0 and $52,640, respectively, as long-term debt.

NOTE 8 - SUPPLEMENTAL CASH FLOW INFORMATION

On February 27, 2006, the Board of Directors approved a Private Placement Offering in anticipation of raising up to $4,500,000 by selling 3,000,000 shares of common stock at a price of $1.50 per share. Additionally, the holder of each share would receive a warrant to acquire one share of our common stock. The warrants have a three-year exercise period and are exercisable at a $2.00 exercise price. As of September 30, 2006, December 31, 2006 and September 30, 2007 we had raised aggregate proceeds of $1,243,186, $1,743,166 and $2,091,186 from the sale of 828,790, 1,743,166 and 2,066,178 shares of our common stock. The offering was then closed.  Included in the figures above was $348,020 in proceeds for the sale of 232,012 shares of common stock for the nine months  ended September 30, 2007.

On March 3, 2007, the Board of Directors approved a Private Placement Offering in anticipation of raising up to $4,500,000 by selling 3,000,000 shares of common stock at a price of $1.50 per share. Additionally, the holder of each share would receive a warrant to acquire one share of our common stock. The warrants have a three-year exercise period and are exercisable at a $2.00 exercise price. As of September 30, 2007 we had raised aggregate proceeds of $1,454,979 from the sale of 970,004 shares of our common stock.

During the nine months ended September 30, 2007, we issued 2,160,000 shares of our common stock to three corporations, which provide investor relations services for us. The value of these shares of $2,124,000 was recorded as a prepaid expense and will be recognized over the service periods as follows:

2007

$   996,997

2008

     968,655

2009

     158,348

---------------

$2,124,000

=========

During the nine months ended September 30 2007, three of the institutional funds converted an aggregate of $1,075,000 of their senior secured convertible notes into 716,667 shares of our common stock resulting in an extinguishment of debt non-cash expense in the amount of $365,264 included as interest expense for the nine months ended September 30, 2007. See Note 7.

On February 28, March 30, and May 11, 2007, we entered into three unsecured promissory 6% notes with a Utah corporation, in the aggregate of $299,948 included at June 30, 2007 as current debt obligations. Payment of principal and interest are due on December 31, 2007.

For the nine months ended September 30, 2007 and 2006, an aggregate non-cash expense of $733,335 and $1,020,835 was recorded for the accretion of (i) the senior secured convertible notes of $483,333 and $1,020,835, respectively, and (ii) the unsecured convertible note of $250,002 in 2007, as interest expense. See Note 7.

On January 27, 2006, we acquired 100% of the common stock of Video Processing Technologies Inc. in exchange for an aggregate of 994,063 shares of our common stock. In this transaction, we recognized $1,363,126 as non-cash research and development in process expense.

In March 2006, we issued 766,666 shares of our common stock to two corporations, which provide investor relations services for us. The value of these shares of $1,724,999 was recorded as a prepaid expense and will be recognized over the service periods as follows:

2006

$1,187,499

2007

     487,500

2008

       50,000

---------------

$1,724,999

=========

We paid no cash for income taxes during the nine months ended September 30, 2007 and 2006.

We paid $94,863 and $87,833 for interest expense during the nine months ended September 30, 2007 and 2006, respectively.

NOTE 9- RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” which is effective for fiscal years beginning after November 15, 2007. This statement permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. We are currently evaluating the potential impact of this statement.

In May 2007, the FASB issued FASB Staff Position (“FSP”) FIN No. 48-1, “Definition of “Settlement” in FASB Interpretation No. 48” (“FSP FIN No. 48-1”). FSP FIN No. 48-1 provides guidance on how a company should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP FIN No. 48-1 is effective upon initial adoption of FIN No. 48, which we adopted in the first quarter of fiscal 2007.

NOTE 10- SUBSEQUENT EVENTS

During the month of October 2007, 3 of the institutional funds converted an aggregate of $1,091,944 of their convertible notes into 727,963 shares of our common stock. Upon completion of this conversion, the principal amount of the senior secured convertible notes was reduced from $1,425,000 to $333,056.

During the month of October 2007, the holder of our unsecured convertible note exercised 315,000 of their   A Warrants providing us with $504,000 from the purchase. Upon completion of this exercise, the available A warrants  decreased from 750,000 to 435,000.

On March 3, 2007, the Board of Directors approved a Private Placement Offering in anticipation of raising up to $4,500,000 by selling 3,000,000 shares of common stock at a price of $1.50 per share. Additionally, the holder of each share would receive a warrant to acquire one share of our common stock. The warrants have a three-year exercise period and are exercisable at a $2.00 exercise price. As of September 30, 2007 we had raised aggregate proceeds of $1,454,979 from the sale of 970,004 shares of our common stock. During October 2007 we raised an additional $3,768,891 in proceeds for the sale of 2,512,595 shares of our common stock. As of October 31, 2007, we had raised $ 5,223,870 from the sale of 3,482,599 shares of our common stock pursuant to the offering, including over allotments

Item 2.   Management’s Discussion and Analysis of Financial Condition and Results of Operations

Cautionary Note Regarding Forward-Looking Information

This quarterly report on Form 10-Q includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties.  Any statements about our expectations, beliefs, plans, objectives, strategies or future events or performance constitute forward-looking statements.  These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "believe," "intend" and similar words or phrases.  Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied in them.  All forward-looking statements are qualified in their entirety by reference to the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2006.  Among the key factors that could cause actual results to differ materially from the forward-looking statements are the following:

•

dependence on commercialization of our CodecSys technology;

•

our ability to continue as a “going concern;”

•

our need and ability to raise sufficient additional capital;

•

our limited operating history and continued losses;

•

restrictions contained in our outstanding convertible notes;

•

ineffective internal operational and financial control systems;

•

rapid technological change;

•

intense competitive factors;

•

our ability to hire and retain specialized and key personnel;

•

dependence on significant customers;

•

uncertainty of intellectual property protection;

•

potential infringement on the intellectual property rights of others;

•

factors affecting our common stock as “penny stock;”

•

extreme price fluctuations in our common stock;

•

price decreases due to future sales of our common stock;

•

general economic and market conditions;

•

future shareholder dilution; and

•

absence of dividends.

Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements.  Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of future events or developments.  New factors emerge from time to time, and it is not possible for us to predict which factors will arise.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Critical Accounting Policies

We prepare our financial statements in conformity with accounting principles generally accepted in the United States.  As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available.  These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented.

Our accounting policies that are the most important to the portrayal of our financial condition and results, and which require the highest degree of management judgment, relate to the reserves for doubtful accounts receivable, the valuation of stock and options issued for services, and revenue recognition.

Reserves for Doubtful Accounts Receivable

Management estimates the amount of required reserves for the potential non-collectibility of accounts receivable based upon past experience of collection and consideration of other relevant factors.  Past experience, however, may not be indicative of future collections and therefore we could incur additional charges in the future to reflect differences between estimated and actual collections.

Valuation of stock and options

We value and account for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

Revenue Recognition

We recognize revenue when evidence exists that there is an arrangement between us and our customers, delivery of equipment sold or service has occurred, the selling price to our customers is fixed and determinable with required documentation, and collectibility is reasonably assured. We recognize as deferred revenue payments made in advance by customers for services not yet provided.

When we enter into a multi-year contract with a customer that has an established network to provide installation, network management, satellite transponder and help desk, or a combination of these services, we recognize this revenue as the services are performed and as equipment is sold.  These agreements typically provide for additional fees, as needed, to be charged if on-site visits are required by the customer in order to ensure that each customer location is able to receive network communication. As these on-site visits are performed, the associated revenue and cost are recognized in the period the work is completed.

Executive Overview

We continue to need additional capital to fund our operating activities, including the development of our CodecSys technology.  In March 2007, we commenced a private placement offering of our securities by selling shares of our common stock at a price of $1.50 per share.  In the offering, the purchaser of each share has received a warrant to acquire one share of common stock.  The warrants have a three-year exercise period and are exercisable at an exercise price of $2.00 per share.  As of October 31, 2007, we had raised $ 5,223,870 from the sale of 3,482,599 shares of our common stock pursuant to the offering, including over allotments.  Notwithstanding the fact that the funding received from the offering meets all of our short term capital requirements, we continue to pursue additional equity in order to operate our business and meet our future liquidity needs.

Although our revenues were significantly less in the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006, the net cash used for operations decreased for that period in 2007 compared to the same period in 2006. However, until cash from operations are sufficient to cover all corporate expenses we will continue to deplete our available cash and increase our need for future equity and debt financing.

In spite of decreasing revenues, we continue to make progress with the development of the CodecSys technology. We are in the process of adapting our codec operating system for use by IBM in their new proposed video encoder. We believe the encoder will be ready for public release in the fourth quarter of 2007.  Potential future sales of this encoder are anticipated to result in royalties payable to us, which, if realized, will increase revenues and cash flow and decrease our reliance on future fund raising.

During the nine months ended September 30, 2007 and through the months of October and November, four of the institutional fund holders of our outstanding senior secured convertible notes converted an aggregate of $2,166,944 of their convertible notes into 1,444,631 shares of our common stock.  As a result of this conversion, the principal balance of the senior secured convertible notes was reduced from $2,500,000 to $333,056.  The outstanding notes are presently convertible into 222,037 shares of our common stock.

During the nine months ended September 30, 2007 and through the months of October and November, two of our warrant holders exercised their warrants, which resulted in cash proceeds to the Company from the warrant exercises of $579,999 and the issuance of 365,000 shares of our common stock.

The conversion feature and the prepayment provision of the senior secured convertible notes and unsecured convertible note have been accounted for as embedded derivatives and valued on the respective transaction dates using a Black-Scholes pricing model.  The warrants related to the convertible notes have been accounted for as derivatives and were valued on the respective transaction dates using a Black-Scholes pricing model as well.  At the end of each quarterly reporting date, the values of the embedded derivatives and the warrants are evaluated and adjusted to current market value.  The conversion features of the convertible notes and the warrants may be exercised at any time and, therefore, have been reported as current liabilities.  Prepayment provisions contained in the convertible notes may not be exercised by us until one year after the respective issuance dates of the notes, and then only in certain limited circumstances.  For all periods since the issuance of the senior secured convertible notes and the unsecured convertible note, the derivative values of the respective prepayment provisions have been nominal and have not had any offsetting effect on the valuation of the conversion features of the notes.

Results of Operations for the Nine Months ended September 30, 2007 and September 30, 2006

Revenues

We generated $3,197,170 in revenue during the nine months ended September 30, 2007.  During the same nine-month period in 2006, we generated revenue of $10,977,671.  The decrease in revenue of $7,780,501 was due primarily to a significant reduction in installation services.  In the first nine months of 2007, we recognized revenue of $1,571,039 related to the sale and installation of equipment, which was a decrease of $7,623,157 over the same period in the prior year.  Of the total decrease in sale and installation of equipment, $6,869,040 was the result of completing a contract with one client with the remainder being the result of completing contracts with two other customers. In addition, license fee revenue decreased by $14,477, and satellite usage fees decreased by $226,084. We experienced these decreases in revenue due to decreased customer demand, but we do not believe it is representative of any trend affecting us in the long term. Satellite usage varies from period to period based on needs of our clients, which are difficult to predict. Production fees vary based on when individual projects come to us, which are also unpredictable. These decreases were partially offset by an increase in web related revenues of $5,708 and an increase in production fees of $6,707.

Sales revenues from our three largest customers accounted for approximately 62% of total revenues for the nine months ended September 30, 2007and 84% of total revenues for the nine months ended September 30, 2006. Any material reduction in revenues generated from any one of our largest customers could harm our results of operations, financial condition and liquidity.

Cost of Revenues

Cost of revenues decreased by $7,303,517 to $3,215,431 for the nine months ended September 30, 2007 from $10,518,948 for the nine months ended September 30, 2006.  The decrease was due primarily to decreased activity in installation of equipment for the three customers, as discussed above, which resulted in a decrease of $6,664,470 in the costs related to such installations. In addition, the general operations department costs decreased by $460,931 due primarily to a reduction in the number of employees and travel due to the decrease in installation activity. The satellite distribution costs also decreased by approximately $146,755 primarily because our clients utilized less satellite time during 2007.

Expenses

General and administrative expenses for the nine months ended September 30, 2007 were $4,522,326 compared to $3,534,343 for the nine months ended September 30, 2006.  The increase of $987,983 resulted from an increase in expenses incurred for outside consultants of $92,579, non-cash stock based compensation expenses of $883,102 for the value of options and warrants issued and outstanding. Research and development expenses decreased by $ 397,113 for the nine months ended September 30, 2007 to $1,726,629 from $2,123,742 for the nine months ended September 30, 2006.  This decrease resulted primarily from recording a $1,363,126 expense equal to the excess of cost over book value for the acquisition of Video Processing Technology, Inc. in the nine months ended September 30, 2006.  Consulting fees for development of technology also decreased by $215,000. These decreases were offset by recording of an impairment of a technology license agreement in the amount of $1,142,400.

Interest Expense

For the nine months ended September 30, 2007, we incurred interest expense of $1,492,193 compared to interest expense for the nine months ended September, 2006 of $1,516,912.  The decrease of $24,719 resulted primarily from recording less interest expense related to our senior secured convertible notes, including accretion of the notes’ liability due to conversion of a portion of the senior secured convertible notes.

Net Loss

We realized a net loss for the nine months ended September 30, 2007 of $12,515,563 compared with a net loss for the nine months ended September 30, 2006 of $8,181,541. The increase in the net loss of $4,334,022 is primarily due to (i) an increase in loss of $4,316,110 related to our derivative valuation calculation, (ii) a one-time gain of $284,000 for gain on forgiveness of debt related to the accrued penalties on our senior secured convertible debt in the first half of 2006, which was not repeated in 2007, (iii) a $476,934 decrease in gross margin as a result of decreased sales activity, and (iv) an increase of $500,210 in operating expenses as previously discussed, all of which was offset by a one-time realized loss on securities of $1,227,591 in 2006 that wan not repeated in 2007.

Results of Operations for the Three Months ended September 30, 2007 and September 30, 2006

Revenues

We generated $834,320 in revenue during the three months ended September 30, 2007.  During the same three-month period in 2006, we generated revenue of $3,914,108.  The decrease in revenue of $3,079,788 was due primarily to our performing approximately $3,111,240 less non-recurring installation work $2,798,058 of the decrease was from a single customer from which we received no revenue in the quarter ending September 30, 2007 not do we expect to in the future. In addition, in the three months ended September 30, 2007, revenues from satellite fees declined $62,815 which was partially offset by increased, revenues from studio and production services of $50,660 and increased revenues from web casting services of  $21,521.  We experienced the decrease in satellite fees revenue due to decreased customer demand, but we do not believe it is representative of any trend affecting us in the long term. Satellite usage varies from period to period based on needs of our clients, which are difficult to predict. Production fees vary based on when individual projects come to us but are unpredictable.

Cost of Revenues

Cost of revenues decreased by $2,961,770 to $819,821 for the three months ended September 30, 2007 from $3,781,591 for the three months ended September 30, 2006.  The decrease was due primarily to decreased activity in non recurring installation of equipment for one customer, which resulted in a decrease in the costs related to such installations of $2,724,205. However, the contracts from which we derived our revenues in 2007 had a higher gross margin than our major contract in 2006.  In addition, the general operations department costs decreased by $177,990 due to lower salaries and benefits resulting from fewer employees due to the decrease in installation activity and cost of satellite distribution revenues decreased by $44,336 due to decreased satellite usage by our customers.

Expenses

General and administrative expenses for the three months ended September 30, 2007 were $1,643,134 compared to $1,323,003 for the three months ended September 30, 2006.  The increase of approximately $320,131 resulted primarily from an increase in the value of non-cash stock-based compensation expenses incurred for issuance of options and warrants to outside consultants of $461,975, which was partially offset by a decease of $113,500 in finders fee expense and a decrease of $68,679 in consulting expenses. Research and development in process decreased by $16,087 for the three months ended September 30, 2007 to $197,935 from $214,022 for the three months ended September 30, 2006, as a result of a decrease in outside consulting expenses. Sales and marketing expenses also decreased by $32,072 in the three months ended September 30, 2007 as compared to the three months ended September 30, 2006. Total operating expenses increased to $1,946,409 in the three months ended September 30, 2007 from $1,676,752 for the three months ended September 30, 2006.

Interest Expense

For the three months ended September 30, 2007, we incurred interest expense of $365,354 compared to interest expense for the three months ended September 30, 2006 of $308,793.  The increase of $56,561 resulted from the issuance of our unsecured convertible note partially offset by recording less interest expense related to our senior secured convertible notes due to a partial conversion of the senior notes

Net Loss

We realized a net loss for the three months that ended September 30, 2007 of $6,981,166 compared with a net loss for the three months ended September 30, 2006 of $3,344,429. The increase in the net loss of $3,636,737 is primarily due to (i) recording of an increase in derivative valuation loss of $4,401,700, (ii) a decrease in gross margin of $118,018 due to lower revenues, (iii) increased operating expenses of $365,354, as described above, and (iv) increased interest expense of $56,561 all of which was offset by a one time realized loss on securities of $1,227,591 in 2006 that was not repeated in 2007.

Liquidity and Capital Resources

At September 30, 2007, we had cash of $345,314 and total current assets of $2,471,998 compared to total current liabilities of $11,171,568 ($8,471,000 of which is reflected as the derivative valuation of the embedded derivatives in our senior secured convertible notes and unsecured convertible note and related warrants) and total stockholder’s deficit of $9,004,306.

For the nine months ended September 30, 2007, we used  $1,882,905 of cash for operating activities as compared to cash used for operating activities for the nine months ended September 30, 2006 of $1,929,628. The cash used for operations was provided in both periods primarily from proceeds from sales of our common stock and from loan financing. We expect to continue to experience negative operating cash flow as long as we continue our CodecSys technology development or until we increase our sales and operating profit significantly.

Our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 contained a “going concern” qualification.  As discussed in Note 3 of the Notes to Consolidated Financial Statements, we have incurred losses and have not demonstrated the ability to generate sufficient cash flows from operations to satisfy our liabilities and sustain operations. Because of these conditions, our independent auditors have raised substantial doubt about our ability to continue as a going concern.

On May 16, 2005, we entered into a securities purchase agreement and completed a financing with a consortium of four institutional funds.  In the financing, we received $3,000,000 gross proceeds in cash pursuant to the issuance of senior secured convertible notes to the funds.  We used the proceeds from this financing to support our CodecSys research and development and for general working capital purposes. At September 30, 2007, there was $1,425,000 of the original balance still outstanding as $1,575,000 had been converted to our common stock by the funds. Since September 30, 2007, the funds have converted an additional amount of $1,091,944 to our common stock leasing a balance of $333,056 outstanding convertible into 222,037 shares of our common stock. The senior secured convertible notes are due May 16, 2008 and bear interest at 6% per annum.  Interest-only payments are due semi-annually.

The senior secured convertible notes contain a prepayment provision allowing us to prepay, in certain limited circumstances, all or a portion of the notes, subject to a prepayment premium of 25% of the outstanding principal amount of the notes to be prepaid. Even if we elect to prepay the notes, the note holders may still convert any portion of the notes being prepaid pursuant to the conversion feature thereof. We believe the holders will convert the remainder of the principal balance of the notes to our common stock.

On September 29, 2006, we entered into a letter of understanding with Triage Capital Management, whereby Triage provided $1,000,000 to us in exchange for us agreeing to enter into a convertible note securities agreement.  The funding provided by Triage was replaced with an unsecured convertible note and accompanying warrants, as described below, issued to Leon Frenkel, an affiliate and assignee of Triage.

On November 2, 2006, we closed on a convertible note securities agreement dated October 28, 2006 with Mr. Frenkel, that provided we issue to Mr. Frenkel (i) an unsecured convertible note in the principal amount of $1,000,000 representing the funding received by us on September 29, 2006, and (ii) four classes of warrants (A warrants, B warrants, C warrants and D warrants) which give Mr. Frenkel the right to purchase a total of 5,500,000 shares of our common stock.  The unsecured convertible note is due October 16, 2009 and bears an annual interest rate of 5%, payable semi-annually in cash or in shares of our common stock if certain conditions are satisfied.  The unsecured convertible note is convertible into shares of our common stock at a conversion price of $1.50 per share, convertible any time during the term of the note, and is subject to standard anti-dilution rights, including “full ratchet” price protection adjustments in the event we issue new shares of common stock or common stock equivalents in certain transactions at a price less than $1.50 per share

Under the convertible note securities purchase agreement, Mr. Frenkel has a right of first refusal to participate in any future funding on a pro rata basis until one year after the closing date.  Beginning on the first anniversary of the note, we may prepay all or a portion of the note, including interest as long as we have an effective registration statement covering the resale of the common stock issuable upon conversion.

Mr. Frenkel exercised 315,000 of the A Warrants in October 2007 and we received $504,000 from the exercise of the warrants and issued him 315,000 shares of our common stock.

Our largest client in the three months ended September 30, 2006 resulted in revenues to us of $668,771.  We received no revenues from this client in the three months ended September 30, 2007 and do not anticipate receiving any in the future.  We anticipate that our negative cash flow continue unless we are successful in acquiring new customers or are able to commence licensing of our Coder Sys technology. Although our revenues were significantly reduced for the three months ended September 30, 2007 compared to revenues for the three months ended September 30, 2006, we actually used only $16,098 more cash for operations in the nine months ended September 30, 2007.  This is in part due to the fact that the contracts from which we derived our revenues in 2007 had a higher gross margin than our major contract in 2006.

Our monthly operating expenses currently exceed our monthly net sales by approximately $200,000 per month.  This amount could increase significantly.  Given our current level of CodecSys development activity, we expect our operating expenses will continue to outpace our net sales until we are able to generate additional revenue.  Our business model contemplates that sources of additional revenue include (i) sales from our private communication network services, (ii) sales resulting from new customer contracts, and (iii) sales related to commercial applications of our CodecSys technology.  Although we continue to experience negative cash flow, we have been successful in completing our private placement in October and currently have sufficient cas reserves to operate for the next year at our current level of expenditures. With our current level of cash reserves we do anticipate increasing our development expenditures for our Codec Sys technology.

Our long-term liquidity is dependent upon execution of our business model and the realization of additional revenue and working capital, as described above, and upon capital needed for continued development of the CodecSys technology.  Commercialization and future applications of the CodecSys technology are expected to require additional capital estimated to be approximately $2.0 million annually for the foreseeable future.  This estimate will increase or decrease depending on funds available to us.  The availability of funding will also determine, in large measure, the timing and introduction of new product applications in the marketplace.  Capital required for CodecSys is expected to come from internally generated cash flow from operations or from external financing.

To date, we have met our working capital needs through funds received from sales of our common stock, borrowings under the convertible note financings described above and unsecured promissory notes.  Until our operations become profitable, we must continue to sell equity or find another source of operating capital. There can be no assurance that we will be able to obtain adequate working capital or additional financing at all or on terms favorable to us.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Item 3.  Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates.  We do not hold or issue financial instruments for trading purposes or have any derivative financial instruments.  As discussed above, however, the embedded conversion feature and prepayment option of our outstanding convertible notes and related warrants are deemed to be derivatives and are subject to quarterly “mark-to-market” valuations.  Our principal exposure to market risk is currently confined to our cash and cash equivalents.  Because of the short-term maturities of our cash and cash equivalents, we do not believe that an increase in market rates would have any significant impact on the realized value of our investments.  We currently do not hedge interest rate exposure and are not exposed to the impact of foreign currency fluctuations.

Item 4.  Controls and Procedures

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Our disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosures.

As required by Rule 13a-15(b) of the Exchange Act, we conducted an evaluation, under the supervision of our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of September 30, 2007.  Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective as of September 30, 2007 in ensuring that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms.

Changes in Internal Control Over Financial Reporting

There have been no change in our internal control over financial reporting for the quarter ended September 30, 2007 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Important Considerations

The effectiveness of our disclosure controls and procedures and our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the soundness of our systems, the possibility of human error, and the risk of fraud.  Moreover, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions and the risk that the degree of compliance with policies or procedures may deteriorate over time.  Because of these limitations, there can be no assurance that any system of disclosure controls and procedures or internal control over financial reporting will be successful in preventing all errors or fraud or in making all material information known in a timely manner to the appropriate levels of management.

Part II – Other Information

Item 1.

   Legal Proceedings

                None.

Item 1A.   Risk Factors

  There have been no material changes in risk factors described in our Annual Report of Form 10-K for the year ended December 31, 2006.

Item 2.

  Unregistered Sales of Equity Securities and Use of Proceeds

               None.

Item 3.    Defaults Upon Senior Securities

  None.

Item 4.

  Submission of Matters to Vote of Security Holders.

              None.

Item 5.

  Other Information

(a) None.

(b) None.

Item 6.

  Exhibits

Exhibit Number	Description of Document

2.1

Agreement and Plan of Acquisition dated January 27, 2006 among Broadcast International, Video Processing Technologies, Inc. and UTEK Corporation.  (Incorporated by reference to Exhibit No. 10.14 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed with the SEC on May 12, 2006.)

3.1

Amended and Restated Articles of Incorporation of Broadcast International.   (Incorporated by reference to Exhibit No. 3.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the SEC on November 14, 2006.)

3.2

Amended and Restated Bylaws of Broadcast International.  (Incorporated by reference to Exhibit No. 3.2 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the SEC on November 14, 2006.)

4.1

Specimen Stock Certificate of Common Stock of Broadcast International.  (Incorporated by reference to Exhibit No. 4.1 of the Company's Registration Statement on Form SB-2, filed under cover of Form S-3, pre-effective Amendment No. 3 filed with the SEC on October 11, 2005.)

4.2

Form of 6.0% Senior Secured Convertible Note dated May 16, 2005 executed by Broadcast International in favor of Gryphon Master Fund, L.P., GSSF Master Fund, LP, Bushido Capital Master Fund, LP and Gamma Opportunity Capital Partners, LP (the “Institutional Funds”).  (Incorporated by reference to Exhibit No. 4.2 of the Company's Registration Statement on Form SB-2, filed under cover of Form S-3, pre-effective Amendment No. 3 filed with the SEC on October 11, 2005.)

4.3

Form of A Warrant issued by Broadcast International to each of the Institutional Funds.  (Incorporated by reference to Exhibit No. 4.3 of the Company's Registration Statement on Form SB-2, filed under cover of Form S-3, pre-effective Amendment No. 3 filed with the SEC on October 11, 2005.)

4.4

Form of B Warrant issued by Broadcast International to each of the Institutional Funds.  (Incorporated by reference to Exhibit No. 4.4 of the Company’s Registration Statement on Form SB-2, filed under cover of Form S-3, pre-effective Amendment No. 3 filed with the SEC on October 11, 2005.)

10.1*

Employment Agreement of Rodney M. Tiede dated April 28, 2004.  (Incorporated by reference to Exhibit No. 10.1 of the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004 filed with the SEC on May 12, 2004.)

10.2*

Employment Agreement of Randy Turner dated April 28, 2004.  (Incorporated by reference to Exhibit No. 10.2 of the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004 filed with the SEC on May 12, 2004.)

10.3*

Employment Agreement of Reed L. Benson dated April 28, 2004.  (Incorporated by reference to Exhibit No. 10.3 of the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004 filed with the SEC on May 12, 2004.)

10.4*

Broadcast International Long-Term Incentive Plan.  (Incorporated by reference to Exhibit No. 10.4 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003 filed with the SEC on March 30, 2004.)

10.5

Securities Purchase Agreement dated May 16, 2005 among Broadcast International and the Institutional Funds.  (Incorporated by reference to Exhibit No. 10.5 of the Company's Registration Statement on Form SB-2, filed under cover of Form S-3, pre-effective Amendment No. 3 filed with the SEC on October 11, 2005.)

10.6

Security Agreement dated May 16, 2005 between Broadcast International and Gryphon Master Fund, L.P., as collateral agent for the Institutional Funds.  (Incorporated by reference to Exhibit No. 10.6 of the Company's Registration Statement on Form SB-2, filed under cover of Form S-3, pre-effective Amendment No. 3 filed with the SEC on October 11, 2005.)

10.7

Registration Rights Agreement dated May 16, 2005 among Broadcast International and the Institutional Funds.  (Incorporated by reference to Exhibit No. 10.7 of the Company's Registration Statement on Form SB-2, filed under cover of Form S-3, pre-effective Amendment No. 3 filed with the SEC on October 11, 2005.)

10.8

Stock Purchase and Option Grant Agreement dated February 6, 2004 among Broadcast International and certain principals and shareholders of Streamware Solutions AB.  (Incorporated by reference to Exhibit No. 10.9 of the Company's Registration Statement on Form SB-2, filed under cover of Form S-3, pre-effective Amendment No. 3 filed with the SEC on October 11, 2005.)

10.9

Waiver and Amendment Agreement dated March 16, 2006 between Broadcast International and the Institutional Funds.  (Incorporated by reference to Exhibit No. 10.14 of the Company’s Current Report on Form 8-K filed with the SEC on March 20, 2006.)

10.10

Technology License Agreement – e-publishing technology – dated August 15, 2006 between Broadcast International and Yang Lan Studio Ltd. (Incorporated by reference to Exhibit 10.9 of the Company’s Current Report on Form 8-K filed with the SEC on August 22, 2006.)

10.11

Securities Purchase Agreement dated October 28, 2006 between Broadcast International and Leon Frenkel.  (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2006.)

10.12

5% Convertible Note dated October 16, 2006 issued by Broadcast International to Leon Frenkel.  (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2006.)

10.13

Registration Rights Agreement dated October 28, 2006 between Broadcast International and Leon Frenkel.  (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SED on November 6, 2006.)

10.14

Form of A Warrant dated October 28, 2006 issued by Broadcast International to Leon Frenkel.  (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2006.)

10.15

Form of B Warrant dated October 28, 2006 issued by Broadcast International to Leon Frenkel.  (Incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2006.)

10.16

Form of C Warrant dated October 28, 2006 issued by Broadcast International to Leon Frenkel.  (Incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2006.)

10.17

Form of D Warrant dated October 28, 2006 issued by Broadcast International to Leon Frenkel.  (Incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K filed with the SEC on November 06, 2006.)

10.18

Termination and Release Agreement dated January 17, 2007 among Broadcast International, Yang Lan Studio Ltd., Broadvision Global, Ltd. and Sun Media Investment Holdings, Ltd. (Incorporated by reference to Exhibit No. 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 25, 2007.)

31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
* Management contract or compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Broadcast International, Inc.

Date: November 13, 2007

/s/ Rodney M. Tiede

By:  Rodney M. Tiede

Its:  President and Chief Executive Officer (Principal Executive Officer)

Date: November 13, 2007

/s/ Reed L. Benson

By:  Reed L. Benson

Its: Chief Financial Officer (Principal Financial and Accounting Officer)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  November 9, 2007

BROADCAST INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

UTAH	0-13316	87-0395567
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7050 UNION PARK AVENUE, SUITE 600 SALT LAKE CITY, UTAH	84047
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number: (801) 562-2252

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BROADCAST INTERNATIONAL, INC.

FORM 8-K

ITEM 5.02(d) Appointment of Directors

On November 9, 2007, our Board of Directors unanimously voted to appoint Mr. William Boyd to the Board of Directors. Mr. Boyd does not have any understandings or relationships with third parties pursuant to which he was appointed to the Board.  Mr. Boyd became acquainted with us through his position with Muzak and in that capacity had a prior relationship with us and has referred customers to us.

William Boyd, age 65, has served as the Chairman of the Board of Agility Recovery Solutions, a privately held disaster recovery and business continuity company, since 2006.  He was CEO of Muzak Corporation from 1996 to 2000 and continued with Muzak in an advisory executive position and on the Board until August 2006.  He became associated with Muzak Corporation in 1968 as a sales representative and continued as a manager and franchise owner until he became CEO in 1996.  Mr. Boyd received a Bachelor of Arts degree in political science in 1963 from Beloit College in Wisconsin.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

none

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 14, 2007

BROADCAST INTERNATIONAL, INC.

a Utah corporation

By:

  /s/ Rod Tiede

Name:

Rod Tiede

Title:

President and Chief Executive Officer

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  November 15, 2007

BROADCAST INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

UTAH	0-13316	87-0395567
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7050 UNION PARK AVENUE, SUITE 600 SALT LAKE CITY, UTAH	84047
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number: (801) 562-2252

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BROADCAST INTERNATIONAL, INC.

FORM 8-K

ITEM 8.01. OTHER EVENTS

On November 15, 2007, the Registrant entered into a two year license agreement with IBM pursuant to which the Registrant will license its patented CodecSys technology for use by the licensee in video encoders/decoders.  This license agreement is the first material license agreement of the CodecSys technology for use in a commercial application.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 15, 2007.

BROADCAST INTERNATIONAL, INC.

a Utah corporation

By:

  /s/ Rod Tiede

Name:

Rod Tiede

Title:

President and Chief Executive Officer

2